Exhibit 99.01

ChipPAC Reports Second Quarter 2003 Results

• 21% Revenue growth over 1Q03

• 54% Reduction in net loss over 1Q03

Fremont, CA, July 31, 2003 – ChipPAC, Inc. (Nasdaq: CHPC), one of the world’s largest and most diversified providers of semiconductor assembly and test services, today announced results for the second quarter ended June 30, 2003.

Revenue for the three months ended June 30, 2003, increased 10.1% to $106.8 million, compared to $97.1 million in the same quarter a year ago. This is an increase of 20.6% compared to the quarter ended March 31, 2003, ahead of prior guidance of 10% to 15% sequential growth. Net loss was $4.5 million or $(0.05) per diluted share compared to a net loss of $7.1 million or $(0.08) per diluted share in the same quarter a year ago. Excluding the write-off of debt issuance costs in both periods, the net loss in the second quarter ended June 30, 2003 improved 20.8% from the same period a year ago, from a loss per share of $(0.05) to $(0.03) in the second quarter. Prior guidance for the three months ended June 30, 2003 was for net loss to be in the range of $(0.02) to $(0.05) per diluted share.

Dennis McKenna, Chairman and Chief Executive Officer of ChipPAC, commented, “Our company was able to achieve 20.6% sequential revenue growth during the second quarter despite weak demand from our wireless handset customers, and constrained capacity for some advanced packages. This revenue growth is a result of our continued strategy of positioning ChipPAC across a broad base of customers and electronic applications. Communications was one of the bright spots in the quarter, with WLAN and high-density flash memory using our industry leading stack technology. We also saw strength in our computing segment, with strong demand in graphics and chipsets for mobile, desktop and server applications.”

McKenna continued, “At the same time, the outsourcing trend continues to pick-up as companies look to maximize their return on assets and gain access to advanced packaging and test technologies. The latest example was Cirrus Logic, which announced it was selling its test operation assets in Austin, Texas to ChipPAC for installation in ChipPAC’s China facility. This transaction reinforces the importance of China and acknowledges our number one position in this fast growing market.”

Robert Krakauer, Chief Financial Officer of ChipPAC, said, “Despite strong top line growth over this past quarter of more than 20% sequentially, we continue to be challenged by higher material costs and currency fluctuations. Average selling prices were flat during the quarter versus the prior quarter. While we continue to support the ramp in volume of new customer programs into our manufacturing facilities in the second half of this year, we are continuing to focus on improving efficiencies and productivity to further reduce costs. Increased unit volume improved capacity utilization to 68% during the quarter resulting in operating leverage and improved gross margins. The overall unit volume increase was 21%, led by a 33.4% increase in unit volume at our China facility in the second quarter compared to the first quarter 2003. This was a record unit and revenue level for us in China. Finally, we were able to further strengthen our liquidity position by completing a private offering of $150 million of convertible subordinated notes and eliminating all short term debt. This has put ChipPAC’s balance sheet in the best financial position since our leveraged buyout in 1999. We are in a position to make the necessary investments in our strategic initiatives and in our customers.”

Outlook

Krakauer continued, “We are targeting a return to profitability in the fourth quarter. We will be completing the final phase of product transfers, facilities consolidations and restructuring in the third quarter to improve our productivity and efficiency going forward. In Malaysia we have entered into an agreement to sell one of our buildings in Kuala Lumpur, in a cash transaction that we expect to be recorded in the third quarter. The transaction is subject to customary closing conditions, including receipt of governmental approvals and buyer due diligence rights, which we believe will be met in the third quarter. As a result of these activities, we will be able to improve efficiencies, productivity and reduce our costs. We are currently finalizing the rationalization of our asset base and together with a labor restructuring, we expect to incur material special charges in the third quarter.”

McKenna concluded, “We believe some of the strength in the second quarter was the result of wafer and assembly build rates in advance of demand. As a result, we expect to see a slower start to the third quarter, with improvements through the remainder of the period. Overall, we are confident in our growth prospects for the second half of the year based on new customer wins, market share position at existing customers, increased outsourcing trends and growth in our core markets. We also expect to see continued growth in our stacked die technology, as feature rich phones require these multi-die solutions. We see limited competition in this area and we believe customers see us as a key means to ensure their competitive position in the portable wireless market. In addition, we have started to see significant production requirements for flip chip interconnect packages. We expect flip chip revenue and volume growth in the second half of the year to grow over 50% from the first half. Importantly, our technology leadership and broad product portfolio position ChipPAC to participate with a wider customer base.”

“Entering the third quarter, we expect revenue growth will be flat to up 3% over the second quarter 2003 as inventory replenishments from the second quarter will slow in the third quarter as demand is met. This would be year over year revenue growth of 11% to 14%. Overall, we expect the net loss for the third quarter to be in the range of $(0.05) to $(0.08) per share, excluding special charges and the potential gain on the sale of our Malaysia building. A key assumption to our revenue and profitability in the third quarter will be a more active build cycle of the communications segment, namely, the wireless handset segment, which we expect will be backend loaded in the quarter. The combination of improved volumes, a more favorable product mix, and our continuing cost reduction activities, should result in an improved profit outlook for the fourth quarter.”

Investor Conference Call / Webcast Details

ChipPAC will review detailed second quarter 2003 results, and future guidance on July 31, 2003 at 5 PM EDT. The conference call-in number is (800) 223-9488 (domestic) or (785) 832-1508 (international). A replay will be available from 8 PM EDT on July 31 through midnight EDT, August 7. The replay number is (888) 274-8335 (domestic) or (402) 220-2327 (international). The confirmation identification for both the live call and replay is CHPC. The live call and replay will also be accessible over the web at www.chippac.com.

About ChipPAC, Inc.

ChipPAC is a full-portfolio provider of semiconductor packaging design, assembly, test and distribution services. The company combines a history of innovation and service with more than a decade of experience satisfying some of the largest customers in the industry. With advanced process technology capabilities and a global manufacturing presence spanning Korea, China, Malaysia and the United States, ChipPAC has a reputation for providing dependable, high quality packaging solutions. For more information, visit the company’s Web site at www.chippac.com.

CONTACT:

David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021

Both with The Ruth Group, www.TheRuthGroup.com

# # #

Forward-Looking Statements:

This press release includes forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements include statements relating to our guidance for a flat to 3% sequential increase in third quarter 2003 revenues, for year over year revenue growth of 11% to 14%, with net loss in the range of $(0.05) to $(0.08) per share, excluding special charges and the potential gain on the sale of our Malaysia building; that our product transfers, facilities consolidations and restructuring will improve our productivity and efficiency going forward, that with regard to the sale of our building in Malaysia the customary closing conditions, including receipt of governmental approvals and buyer due diligence rights, will be met and the sale recorded in the third quarter, and that as a result of these activities, we will be able to improve efficiencies, productivity and reduce our costs; that as a result of rationalizing our asset base and together with a labor restructuring we expect to incur material special charges in the third quarter; that inventory replenishments will slow in the third quarter; that there will be a more active build cycle of the wireless handset segment, which will be backend loaded in the third quarter; that the combination of improved volumes, a more favorable product mix, and our continuing cost reduction activities will result in an improved profit outlook for the fourth quarter and we will return to profitability in the fourth quarter; that our prospects will grow for the second half of the year based on new customer wins, market share position at existing customers, increased outsourcing trends and growth in our core markets; that we will see continued significant growth in our stacked die technology and that there will be limited competition in this area; and that flip chip revenue and volume growth in the second half of the year will grow over 50% from the first half. Some of these risks and uncertainties are detailed in documents filed with the Securities and Exchange Commission, and include, but may not necessarily be limited to, competitive conditions in and unpredictability of the semiconductor foundry industry, timing and success of new product introductions, customer demand, our ability to meet volume production and development time, the ongoing quality of our services, our ability to execute our restructuring plans, improved asset utilization, the ability of our suppliers to provide materials, equipment and services on a timely and cost competitive basis, exchange rates, industry improvement, competitive pricing and decline in average selling prices, growth in electronic product demand, enforcement of intellectual property rights, general market conditions, the worldwide effect of military conflict and terrorist attacks and general economic and political conditions. Additional risks and uncertainties are discussed in exhibit 99.1 (Risk Factors) to our annual report on Form 10-K for the period ended December 31, 2002. The Company undertakes no obligation to update the information in this press release.

– Tables Follow –

ChipPAC, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenue	$106,844	$97,086	$195,412	$176,299
Cost of revenue	90,257	79,322	168,784	148,980

Gross profit	16,587	17,764	26,628	27,319
Operating expenses:
Selling, general and administrative	8,465	9,846	17,931	19,620
Research and development	3,106	2,372	5,960	4,708

	11,571	12,218	23,891	24,328

Operating income	5,016	5,546	2,737	2,991
Non-operating expenses	8,978	12,194	15,863	20,684

Loss before income taxes	(3,962)	(6,648)	(13,126)	(17,693)
Provision for income taxes	500	500	1,000	1,000

Net loss	$(4,462)	$(7,148)	$(14,126)	$(18,693)

Net loss per share
Basic	$(0.05)	$(0.08)	$(0.15)	$(0.23)
Diluted	$(0.05)	$(0.08)	$(0.15)	$(0.23)
Weighted Average shares used in per share calculation:
Basic	95,076	85,237	94,742	81,016
Diluted	95,076	85,237	94,742	81,016

Key Ratios & Information:
Gross Margin	15.5%	18.3%	13.6%	15.5%
Operating Expenses as a % of Revenue	10.8%	12.6%	12.2%	13.8%
Operating Margin	4.7%	5.7%	1.4%	1.7%
Depreciation & Amortization Expense	$17,121	$14,393	$33,149	$27,781
Capital Expenditures	$35,043	$32,168	$44,800	$39,941

ChipPAC, Inc.

Reconciliation of US GAAP Net Loss to

Non-GAAP Net Loss

(In thousands)

(Unaudited)

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a GAAP basis ChipPAC uses a non-GAAP measure of net loss, which is adjusted to exclude certain amounts referred to as special items. We believe that our non-GAAP net loss measure gives an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-GAAP net loss measure is among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for net loss prepared in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Net loss	$(4,462)	$(7,148)	$(14,126)	$(18,693)
Special Items
Write-off of debt issuance costs	1,182	3,005	1,182	3,005

Total special items	1,182	3,005	1,182	3,005

Net loss, excluding write-off of debt issuance costs	$(3,280)	$(4,143)	$(12,944)	$(15,688)

Non-GAAP condensed consolidated statements of operations are intended to present the Company’s operating results, excluding special items. The special items excluded for the three months and six months ended June 30, 2003 and 2002 were:

■    In May and June 2003, ChipPAC, Inc., issued $125.0 million and $25.0 million, respectively, of convertible notes in a private placement. These convertible notes are subordinated to the senior debt and bear an annual interest rate of 2.5% and will mature on June 1, 2008.

A portion of the proceeds was used to pay down term loan B under our senior credit facilities and a foreign loan.

As a result of these early extinguishment of debt, capitalized debt issuance costs of $1.1 million were written off in relation to term loan B, and an early payment penalty of $0.08 million was charged in relation to the foreign loan.

■    In May, 2002 ChipPAC, Inc., sold 12,000,000 shares of Class A common stock in an underwritten public offering at $8.75 per share. Proceeds from this sale were used to extinguish term loans and a capital expenditure loan. As a result of these early extinguishment of debt, related capitalized debt issuance cost of $3.0 million were written off.

ChipPAC, Inc.

Non-GAAP Condensed Consolidated Statements of Operations

Exclude Special Items

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenue	$106,844	$97,086	$195,412	$176,299
Cost of revenue	90,257	79,322	168,784	148,980

Gross profit	16,587	17,764	26,628	27,319
Operating expenses:
Selling, general and administrative	8,465	9,846	17,931	19,620
Research and development	3,106	2,372	5,960	4,708

	11,571	12,218	23,891	24,328

Operating income	5,016	5,546	2,737	2,991
Non-operating expenses	7,796	9,189	14,681	17,679

Loss before income taxes	(2,780)	(3,643)	(11,944)	(14,688)
Provision for income taxes	500	500	1,000	1,000

Net loss, excluding write-off of debt issuance costs	$(3,280)	$(4,143)	$(12,944)	$(15,688)

Net loss, excluding write-off of debt issuance costs per share
Basic	$(0.03)	$(0.05)	$(0.14)	$(0.19)
Diluted	$(0.03)	$(0.05)	$(0.14)	$(0.19)
Weighted Average shares used in per share calculation:
Basic	95,076	85,237	94,742	81,016
Diluted	95,076	85,237	94,742	81,016

Key Ratios & Information:
Gross Margin	15.5%	18.3%	13.6%	15.5%
Operating Expenses as a % of Revenue	10.8%	12.6%	12.2%	13.8%
Operating Margin	4.7%	5.7%	1.4%	1.7%
Depreciation & Amortization Expense	17,121	14,393	33,149	27,781
Capital Expenditures	35,043	32,168	44,800	39,941

The format presented above is not in accordance with Generally Accepted Accounting Principles.

See Statement of Reconciliation of US GAAP Net Loss to Non-GAAP Net Loss and notes to the reconciliation.

ChipPAC, Inc.

Condensed Consolidated Balance Sheets

(In thousands – Unaudited)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and short-term investments	$111,703	$44,173
Accounts receivable, net	43,410	38,793
Inventories	20,598	15,299
Other current assets	7,302	5,285

Total current assets	183,013	103,550
Property and equipment, net	354,708	336,397
Other non-current assets, including intangibles	34,488	30,257

Total assets	$572,209	$470,204

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	56,569	39,755
Other current liabilities	25,988	29,400

Total current liabilities	82,557	69,155
Long-term debt	165,000	217,887
Convertible subordinated note	200,000	50,000
Other long-term liabilities	20,516	17,618

Total long-term liabilities	385,516	285,505

Total liabilities	468,073	354,660
Stockholders’ equity	104,136	115,544

Total liabilities and stockholders’ equity	$572,209	$470,204